Exhibit 99.1

NeuroOne® Appoints Medtech Executive Christopher R. Volker as Chief Operating Officer and Reports Inducement Grant Under Nasdaq Listing Rule 5635(c)(4)

Volker strengthens existing management team in areas of commercialization, business development, and reimbursement

EDEN PRAIRIE, Minn., November 14, 2023 (GlobeNewswire) -- NeuroOne Medical Technologies Corporation (NASDAQ: NMTC) (“NeuroOne” or the “Company”), a medical technology company focused on improving surgical care options and outcomes for patients suffering from neurological disorders, announced today that it has appointed medtech executive Christopher R. Volker as Chief Operating Officer.

Mr. Volker joins NeuroOne from Abbott Laboratories which acquired Cardiovascular Systems, Inc. in April 2023. Mr. Volker held the role of Vice President and General Manager of International at Cardiovascular Systems, Inc., where he had direct responsibility for international commercial expansion, including therapy development and driving sales growth from $0 to over $5 million per quarter. Prior to Cardiovascular Systems, Inc., Mr. Volker held executive leadership roles at St. Jude Medical, which was also acquired by Abbott, where he led corporate development, global strategic market research and health economics & reimbursement strategy across all of St. Jude Medical’s business units as well as held executive responsibilities for human resources for the Cardiovascular Division. He began his career in healthcare and technology investment banking where he gained expertise in M&A, strategic planning, asset sales, and growth equity investments. Mr. Volker earned a Bachelor of Arts degree from St. John’s University and a Masters of Business Administration degree from the Wharton School of the University of Pennsylvania.

Mr. Volker commented, “I am thrilled to join the talented NeuroOne team and look forward to helping build broad awareness of the Company’s exciting unique electrode platform, with better tools for physicians to treat patients suffering from a variety of debilitating neurological conditions.”

Dave Rosa, CEO of NeuroOne, commented, “Chris’ appointment further strengthens our executive leadership team and deepens our capabilities as we build for future commercial growth and expansion into other clinical applications. We are excited to benefit from his broad experience in business development, commercial expansion, finance and health economics, and reimbursement.”

NeuroOne also announced that, on November 9, 2023, the Compensation Committee of the Board of Directors approved an equity award under the NeuroOne Medical Technologies Corporation 2021 Inducement Plan (the “Inducement Plan”), as a material inducement to one individual entering into employment with the Company. The equity award was approved in accordance with Nasdaq Listing Rule 5635(c)(4), which also requires a public announcement of awards that are not made under a stockholder approved equity plan.

In connection with entering into employment with NeuroOne, Mr. Volker, who was not previously an employee or director of NeuroOne, received an option to purchase 324,560 shares of the Company’s common stock. The option award has an exercise price of $1.32 per share, the closing price of NeuroOne’s common stock on November 10, 2023, the date of the grant. The option has a ten-year term and vests as to 25% on the first anniversary of Mr. Volker’s start date, with the remaining shares vesting in equal monthly installments on the last day of each month over the next 36 month following the first anniversary of Mr. Volker’s start date, provided the new hire’s employment is continuing on each such date.

About NeuroOne

NeuroOne Medical Technologies Corporation is a developmental stage company committed to providing minimally invasive and hi-definition solutions for EEG recording, brain stimulation and ablation solutions for patients suffering from epilepsy, Parkinson’s disease, dystonia, essential tremors, chronic pain due to failed back surgeries, and other related neurological disorders that may improve patient outcomes and reduce procedural costs. The Company may also pursue applications for other areas such as depression, mood disorders, pain, incontinence, high blood pressure, and artificial intelligence. For more information, visit nmtc1.com.

Forward Looking Statements

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical fact, any information contained in this presentation may be a forward–looking statement that reflects NeuroOne’s current views about future events and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. In some cases, you can identify forward–looking statements by the words or phrases “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “target,” “seek,” “contemplate,” “continue, “focused on,” “committed to” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Forward–looking statements may include statements regarding the development of the Company’s electrode technology program, applications for, or receipt of, regulatory clearance, the receipt and/or timing of any feedback from the FDA relating to the Company’s OneRF ablation system, the ability of the OneRF ablation system to offer a safer option for patients, the timing and extent of product launch and commercialization of our technology, clinical and pre-clinical testing, what the future may hold for electrical stimulation and NeuroOne’s potential role, business strategy, market size, potential growth opportunities, future operations, future efficiencies, and other financial and operating information. Although NeuroOne believes that we have a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Our actual future results may be materially different from what we expect due to factors largely outside our control, including risks that the partnership with Zimmer Biomet may not facilitate the commercialization or market acceptance of our technology; whether due to supply chain disruptions, labor shortages, the impact of COVID-19 or otherwise; risks that our technology will not perform as expected based on results of our pre-clinical and clinical trials; risks related to uncertainties associated with the Company’s capital requirements to achieve its business objectives and ability to raise additional funds: the risk that we may not be able to secure or retain coverage or adequate reimbursement for our technology; uncertainties inherent in the development process of our technology; risks related to changes in regulatory requirements or decisions of regulatory authorities; that we may not have accurately estimated the size and growth potential of the markets for our technology; risks relate to clinical trial patient enrollment and the results of clinical trials; that we may be unable to protect our intellectual property rights; and other risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in our filings with the Securities and Exchange Commission. These forward–looking statements speak only as of the date of this press release and NeuroOne undertakes no obligation to revise or update any forward–looking statements for any reason, even if new information becomes available in the future.

Contact:

800-631-4030

ir@nmtc1.com